Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

On August 5, 2026, Ensysce Biosciences, Inc. (“Ensysce” or the “Company”) acquired Cy Biopharma, Inc. (“Cy”), pursuant to the terms of an Agreement and Plan of Merger, dated August 5, 2026 (the “Merger Agreement”), by and among Ensysce, PHRMA Merger Sub I, Inc. (“First Sub”), PHRMA Merger Sub II, LLC (“Second Sub”), and Cy.

Pursuant to the Merger Agreement, First Sub merged with and into Cy, with Cy surviving the merger as a wholly owned subsidiary of Ensysce (the “First Merger”). Immediately following the First Merger, Cy merged with and into Second Sub, with Second Sub surviving as a wholly owned subsidiary of Ensysce (the “Second Merger,” and together with the First Merger, the “Merger”). The surviving entity was subsequently renamed Cy Biopharma, LLC and remains a wholly owned subsidiary of Ensysce.

At the closing of the Merger on August 5, 2026 (the “Closing”), Ensysce issued to the former equity holders of Cy an aggregate of 282,122 shares of Ensysce Series C Non-Voting Convertible Preferred Stock (the “Series C Preferred Stock”) in exchange for the outstanding shares of Cy capital stock immediately prior to the First Merger.

Each share of Series C Preferred Stock is convertible into 1,000 shares of Ensysce common stock following receipt of the requisite stockholder approval, subject to certain beneficial ownership limitations and the terms and limitations set forth in the Series C Certificate of Designation.

PIPE Financing

On August 5, 2026, concurrently with the Merger, Ensysce entered into a Securities Purchase Agreement with certain investors (the “PIPE Investors”), pursuant to which Ensysce agreed to issue and sell an aggregate of 120,260 shares of Series C Preferred Stock for potential aggregate gross proceeds of approximately $43.0 million (the “PIPE Financing”) in two tranches.

At the initial closing of the PIPE Financing on August 5, 2026 (the “Initial Closing”), Ensysce issued 66,811 shares of Series C Preferred Stock at a purchase price of $321.79 per share, or $0.32179 per share on an as-converted basis, resulting in gross proceeds of approximately $21.5 million.

Subject to achievement of a specified clinical trial milestone, Ensysce has agreed to issue an additional 53,449 shares of Series C Preferred Stock at a purchase price of $402.24 per share, or $0.40224 per share on an as-converted basis (the “Milestone Closing”), which would provide additional gross proceeds of approximately $21.5 million.

Upon achievement of the same clinical trial milestone, Ensysce has also agreed to issue an additional 22,166 shares of Series C Preferred Stock at a purchase price of $402.24 per share, or $0.40224 per share on an as-converted basis (the “Cy Milestone Closing”), to certain former Cy equity holders that previously held convertible notes, which would result in additional gross proceeds of approximately $8.9 million.

Other Transactions

In connection with the Merger, Ensysce also entered into an Omnibus Amendment and Termination Agreement (the “3i Agreement”) with 3i, LP (“3i”), pursuant to which the parties agreed to terminate certain existing financing arrangements. All outstanding shares of Ensysce Series B Preferred Stock, all of which were held by 3i, were converted into an aggregate of 3,229,276 shares of Ensysce common stock, and all common stock warrants held by 3i were converted into 7,183 shares of Series C Preferred Stock. Ensysce also agreed to make a $250,000 cash payment to 3i.

Separately, to satisfy an existing contractual obligation with a research and development vendor, Galephar Pharmaceutical Research (“Galephar”), Ensysce issued 2,176 shares of Series C Preferred Stock to Galephar.

The Merger, PIPE Financing and related other transactions are collectively referred to herein as the “Transactions.”

On August 6, 2026, Ensysce publicly announced the completion of the Merger and the related PIPE Financing and filed a Current Report on Form 8-K reporting the Transactions and attaching the Merger Agreement, Securities Purchase Agreement and related transaction documents. In connection with the announcement, the Company stated that the Transactions are expected to provide funding to advance Cy’s lead product candidate, CY200, a clinical-stage neuroplastogenic therapy for the treatment of Complex Regional Pain Syndrome (“CRPS”) Type 1 that has received Orphan Drug Designation from the U.S. Food and Drug Administration. The Company expects the available financing to support CY200 through key clinical milestones, including topline data from a randomized Phase 2 clinical trial evaluating the efficacy, safety and tolerability of CY200 in patients with CRPS Type 1, and to support preparation for registrational development.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared by Ensysce in accordance with Regulation S-X Article 11, Pro Forma Financial Information, as amended by the final rule, Amendments to Financial Disclosures About Acquired and Disposed Businesses, as adopted by the SEC on May 20, 2020 (“Article 11”). The following unaudited pro forma condensed combined financial information gives effect to the acquisition of Cy and the other related Transactions.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026, combines the historical balance sheet of Cy as of June 30, 2026, and the historical balance sheet of Ensysce as of June 30, 2026, and depicts the accounting for the Transactions (“pro forma balance sheet transaction accounting adjustments”) as if they had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026, and for the year ended December 31, 2025, combine the historical results of Ensysce and Cy and depict the pro forma balance sheet transaction accounting adjustments for the Transactions assuming that those adjustments were made as of January 1, 2025 (“pro forma statements of operations transaction accounting adjustments”). Collectively, pro forma balance sheet transaction accounting adjustments and pro forma statements of operations transaction accounting adjustments are referred to as “transaction accounting adjustments.” These unaudited pro forma condensed combined financial information for the six months ended June 30, 2026, and year ended December 31, 2025, and related notes have been derived from and should be read in conjunction with:

●	the historical audited consolidated financial statements of Ensysce and the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Ensysce’s annual report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC on March 30, 2026, and incorporated herein by reference;
●	the historical unaudited interim financial statements of Ensysce and the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in Ensysce’s quarterly report on Form 10-Q for the six months ended and as of June 30, 2026, as filed with the SEC on August 13, 2026, and incorporated herein by reference;
●	the historical audited financial statements of Cy as of and for the year ended December 31, 2025, included herein; and
●	the historical unaudited interim financial statements of Cy and the related notes as of and for the six months ended June 30, 2026, included herein.

Cy’s historical financial information has been included for purposes of preparing the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information is provided for illustrative purposes only, does not necessarily reflect what the actual consolidated results of operations and financial position would have been had the Transactions occurred on the dates assumed and may not be useful in predicting the future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may result from the Transactions.

The transaction accounting adjustments to the unaudited pro forma condensed combined financial information are based on the assumptions described in the accompanying notes. The unaudited pro forma condensed combined financial information is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Ensysce and Cy been a combined organization during the specified periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF JUNE 30, 2026

	Historical		PIPE		Accounting		Transaction		Pro Forma
	Ensysce	Cy	Financing		Adjustments		Adjustments		Combined

Assets
Current assets:
Cash and cash equivalents	$676,704	$5,797,368	$21,499,112	2(a)	$-		$11,433,711	6 (a)	$39,406,895
Unbilled receivable	416,811	-	-		-		-		416,811
Prepaid expenses and other current assets	1,752,695	27,069	-		-		(60,368)	6(f)	1,719,396
Total current assets	2,846,210	$5,824,437	$21,499,112		$-		$11,373,343		$41,543,102
Property and equipment, net	111,063	-	-		-				111,063
Total assets	$2,957,273	$5,824,437	$21,499,112		$-		$11,373,343		$41,654,165

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,977,629	$2,419,780	$-		$-		$(2,202,275)	6(b)	$2,195,134
Accrued expenses and other liabilities	1,893,635	86,270	1,903,591	2(a)	23,050	9(a)	(600,000)	6(c)	8,813,925
							250,000	6(d)
							(76,909)	6(e)
							3,334,288	6(f)
							2,000,000	6(b)
Notes payable and accrued interest	196,842	-	-		-		-		196,842
Other current liabilities	-	23,050	-		(23,050)	9(a)	-		-
Total current liabilities	4,068,106	$2,529,100	$1,903,591		$-		$2,705,104		$11,205,901
Convertible loan notes	-	6,777,691					(6,777,691)	6(e)	-
SAFE liabilities	-	1,502,695					(1,502,695)	6(e)	-
Total liabilities	$4,068,106	$10,809,486	$1,903,591		$-		$(5,575,282)		$11,205,901

Mezzanine equity
Cy series seed 1 convertible preferred stock	$-	$600,000	$-		$-		$(600,000)	6(g)	$-
Cy series seed 2 convertible preferred stock	-	1,042,515	-				(1,042,515)	6(g)	-
Advance subscription agreement	-	721,993	-				(721,993)	6(e)	-
Total mezzanine equity	$-	$2,364,508	$-		$-		$(2,364,508)		$-

Stockholders’ equity (deficit)
Ensysce common stock	$1,624	$-	$-		$-		$323	6(d)	$1,947
Ensysce preferred stock	-	-	21,499,112	2(a)			90,784,038	6(g)	113,391,192
			(1,903,591)	2(a)			700,215	6(c)
							2,311,418	6(d)
Cy common stock	-	65	-				(65)	6(g)	-
Additional paid-in capital	145,063,802	-	-				(2,561,740)	6(d)	142,502,062
Accumulated deficit	(145,847,123)	(7,156,351)	-				(79,170,463)	6(h)	(225,117,801)
							7,156,349	6(g)
							(100,215)	6(c)
Accumulated other comprehensive loss	-	(193,271)	-		-		193,271	6(g)	-
Total Ensysce stockholders’ equity (deficit)	(781,697)	(7,349,557)	19,595,521		-		19,313,133		30,777,400
Minority interest	(329,136)	-	-		-		-		(329,136)
Total stockholders’ equity	$(1,110,833)	$(7,349,557)	$19,595,521		$-		$19,313,133		$30,448,264
Total liabilities, mezzanine equity, and stockholders’ equity (deficit)	$2,957,273	$5,824,437	$21,499,112		$-		$11,373,343		$41,654,165

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

FOR THE SIX MONTHS ENDED JUNE 30, 2026

			Transaction
	Historical		Accounting		Pro Forma
	Ensysce	Cy	Adjustments		Combined

Federal grants	$2,125,313	$-	$-		$2,125,313

Operating expenses:
Research and development	5,818,633	439,310	-		6,257,943
General and administrative	2,445,299	2,583,207	-		5,028,506
Total operating expenses	8,263,932	3,022,517	-		11,286,449
Loss from operations	(6,138,619)	(3,022,517)	-		(9,161,136)

Other income (expense):
Changes in the fair value of SAFE Liabilities	-	(417,924)	417,924	7(a)	-
Change in fair value of Advanced Subscription Agreement	-	228,007	(228,007)	7(a)	-
Interest expense	(4,243)	(4,630)	4,630	7(a)	(4,243)
Other income and expense, net	15,572	-	-		15,572
Foreign currency transaction (loss)/gain, net	-	(16,305)	-		(16,305)
Total other income/(expenses), net	11,329	(210,852)	194,547		(4,976)
Net loss	$(6,127,290)	(3,233,369)	194,547		(9,166,112)
Net loss attributable to noncontrolling interests	(166)	-	-		(166)
Deemed dividend	-	-	-		-
Net loss attributable to common stockholders	$(6,127,124)	$(3,233,369)	$194,547		$(9,165,946)
Other comprehensive (loss)/income – Foreign currency translation adjustments, net of tax	-	19,630	-		19,630
Total comprehensive loss	$(6,127,124)	$(3,213,739)	$194,547		$(9,146,316)
Net loss per basic and diluted share:
Net loss per share attributable to common stockholders, basic and diluted	$(0.62)				$(0.70)
Weighted average common shares outstanding, basic and diluted	9,954,626				13,183,902

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS AND OTHER COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2025

			Transaction
	Historical		Accounting		Pro Forma
	Ensysce	Cy	Adjustments		Combined

Federal grants	$5,066,650	$-	$-		$5,066,650

Operating expenses:
Research and development	10,376,895	473,380	79,170,463	7(b)	90,020,738
General and administrative	4,930,701	1,075,268	-		6,005,969
Total operating expenses	15,307,596	1,548,648	79,170,463		96,026,707
Loss from operations	(10,240,946)	(1,548,648)	(79,170,463)		(90,960,057)

Other income (expense):
Change in fair value of liability classified warrants	10,096	-	-		10,096
Changes in the fair value of financial instruments	-	95,486	(95,486)	7(a)	-
Interest expense	(18,767)	(54,228)	53,978	7(a)	(19,017)
Interest income	-	7	-		7
Other income and expense, net	73,430	-	-		73,430
Foreign currency transaction (loss)/gain, net	-	41,689	-		41,689
Total other income/(expenses), net	64,759	82,954	(41,508)		106,205
Net loss	$(10,176,187)	$(1,465,694)	$(79,211,971)		$(90,853,852)
Net loss attributable to noncontrolling interests	(487)	-	-		(487)
Deemed dividend		-	708,514	7(c)	708,514
Net loss attributable to common stockholders	$(10,175,700)	$(1,465,694)	$(79,920,485)		$(91,561,879)
Other comprehensive (loss)/income – Foreign currency translation adjustments, net of tax	-	(64,395)	-		(64,395)
Total comprehensive loss	$(10,175,700)	$(1,530,089)	$(79,920,485)		$(91,626,274)
Net loss per basic and diluted share:
Net loss per share attributable to common stockholders, basic and diluted	$(3.98)				$(15.82)
Weighted average common shares outstanding, basic and diluted	2,557,377				5,786,653

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger

On August 5, 2026, Ensysce, First Sub, Second Sub and Cy entered into the Merger Agreement, pursuant to which Ensysce acquired Cy. Pursuant to the Merger Agreement, First Sub merged with and into Cy, with Cy surviving as a wholly owned subsidiary of Ensysce. Immediately following the First Merger, Cy merged with and into Second Sub, with Second Sub surviving as a wholly owned subsidiary of Ensysce and the Second Sub changing its name to “Cy Biopharma, LLC”.

Upon the Closing, Ensysce acquired all outstanding equity interests of Cy. In exchange for all outstanding shares of Cy stock immediately prior to the effective time of the First Merger, Ensysce issued to the former equity holders of Cy the right to receive an aggregate of 282,122 shares of Ensysce Series C Preferred Stock.

Each share of Series C Preferred Stock is convertible into 1,000 shares of Ensysce common stock, par value $0.0001 per share, following receipt of the requisite stockholder approval and subject to the terms, conditions and beneficial ownership limitations set forth in the applicable Certificate of Designation. The estimated fair value of the Series C Preferred Stock issued as consideration in the Merger was approximately $90.8 million.

2. Concurrent Private Placement

On August 5, 2026, in connection with the Merger, Ensysce entered into a Securities Purchase Agreement with PIPE Investors, pursuant to which Ensysce agreed to issue and sell an aggregate of 120,260 shares of Series C Preferred Stock for aggregate gross proceeds of approximately $43.0 million in two tranches.

At the Initial Closing, Ensysce issued 66,811 shares of Series C Preferred Stock at a purchase price of $321.79 per share, or $0.32179 per share on an as-converted basis, resulting in gross proceeds of approximately $21.5 million.

Subject to achievement of a specified clinical trial milestone, Ensysce has agreed to issue an additional 53,449 shares of Series C Preferred Stock at a purchase price of $402.24 per share, or $0.40224 per share on an as-converted basis, which would result in additional gross proceeds of approximately $21.5 million.

Upon achievement of the same specified clinical trial milestone, Ensysce has also agreed to issue an additional 22,166 shares of Series C Preferred Stock at a purchase price of $402.24 per share, or $0.40224 per share on an as-converted basis, to certain former Cy equity holders that previously held convertible notes, which would result in additional gross proceeds of approximately $8.9 million.

Each share of Series C Preferred Stock issued pursuant to the PIPE Financing is convertible into 1,000 shares of Common Stock, subject to the terms and limitations set forth in the Certificate of Designation.

The unaudited pro forma condensed combined financial information reflects the Initial Closing of the PIPE Financing and related transaction accounting adjustments. The potential proceeds and issuance of securities associated with the Milestone Closing have not been reflected in the unaudited pro forma condensed combined financial information because the applicable clinical trial milestone had not been achieved as of the Closing.

a)	To reflect the Initial Closing of approximately $21.5 million in upfront gross proceeds from the issuance of 66,811 shares of Series C Preferred Stock at a purchase price of $321.79 per share, less issuance costs of approximately $1.9 million.

The potential issuance of an additional 53,449 shares of Series C Preferred Stock and receipt of approximately $21.5 million of additional gross proceeds upon achievement of the specified clinical trial milestone are not reflected because the milestone condition had not been achieved as of the Closing.

3. Other Related Transactions

On August 5, 2026, Ensysce and 3i entered into an agreement pursuant to which Ensysce and 3i agreed to terminate certain existing agreements between Ensysce and 3i.

Pursuant to the 3i Agreement, all outstanding shares of Ensysce Series B Preferred Stock were converted into an aggregate of 3,229,276 shares of common stock, of which 910,905 shares were issued directly to 3i and 2,318,371 shares were issued to a financial institution to be held in an abeyance account. In addition, outstanding warrants held by 3i were converted into 7,183 shares of Series C Preferred Stock. Ensysce also agreed to make a cash payment of $250,000 to 3i.

Separately, in connection with the Company’s research agreement with Galephar, Ensysce settled its outstanding obligation to issue 2,175,368 shares of common stock by issuing 2,176 shares of Series C Preferred Stock to Galephar.

4. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared by management in accordance with Article 11 of Regulation S-X and is presented in U.S. dollars. The transaction accounting adjustments have been identified and presented to provide relevant information necessary to understand the effects of the Transactions on Ensysce.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026, gives effect to the Transactions as if they had occurred on June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026, and the year ended December 31, 2025, give effect to the Transactions as if they had occurred on January 1, 2025.

The unaudited pro forma condensed combined financial information was prepared using the historical financial information of Ensysce and Cy and gives effect to the transaction accounting adjustments described in these notes. Certain historical amounts of Cy have been reclassified to conform to Ensysce’s financial statement presentation and accounting policies, as applicable.

5. Accounting Treatment for the Merger

The Merger is accounted for as an asset acquisition in accordance with Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”), because substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable in-process research and development (“IPR&D”) asset related to the CY200 program. Ensysce is the accounting acquirer and, upon consummation of the Merger, Cy became a wholly owned subsidiary of Ensysce.

Under the asset acquisition method, the cost of the acquisition, including qualifying transaction costs, is allocated to the assets acquired based on their relative fair values, after consideration of the liabilities assumed. No goodwill is recognized in an asset acquisition. Acquired IPR&D that has no alternative future use is expensed as of the acquisition date.

The preliminary acquisition accounting reflected in the unaudited pro forma condensed combined financial information is based on currently available information, the terms of the Merger Agreement and related transaction documents, and assumptions that management believes are reasonable under the circumstances. Cash, prepaid expenses and other acquired assets and assumed liabilities are reflected based on preliminary estimates of their acquisition-date amounts. Substantially all of the value of the acquired assets is attributable to the CY200 IPR&D program. Accordingly, after allocation of the acquisition cost to the other identifiable assets acquired based on their relative fair values, substantially all of the remaining acquisition cost is allocated to acquired IPR&D. Because the acquired IPR&D has no alternative future use as of the acquisition date, the amount allocated to IPR&D is expensed immediately upon acquisition.

The accounting for the Transactions is preliminary and may be revised as additional information becomes available and management completes its analysis of the assets acquired, liabilities assumed, consideration transferred and other transaction-related matters. The final accounting and allocation of the acquisition cost will be determined after the final consideration is determined and any valuations, studies or other analyses deemed necessary are completed. Accordingly, the final amounts may differ materially from those reflected in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily reflect the financial position or results of operations that would have occurred had the Transactions been completed on the dates assumed, nor is it necessarily indicative of the future financial position or results of operations of Ensysce following the Transactions. The unaudited pro forma condensed combined financial information does not give effect to anticipated synergies, operating efficiencies, tax savings or cost savings that may result from the Transactions and should be read in conjunction with the accompanying notes.

6. Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The transaction accounting adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2026, are based on preliminary estimates that could change materially as additional information becomes available.

a)	To reflect the receipt of $11.4 million from the issuance of Cy convertible notes in July 2026.

b)	To reflect the payment by Ensysce of certain Cy transaction costs recorded in accounts payable, including the effect of a $0.2 million negotiated reduction in legal fees.

c)	To reflect the issuance of Series C Preferred Stock in satisfaction of an existing contractual obligation associated with the Galephar transaction and the corresponding elimination of the related $0.6 million historical liability.

d)	To reflect the settlement of outstanding 3i holdings in connection with the Transactions, including the conversion of Series B Preferred Stock into Common Stock, the conversion of outstanding warrants into Series C Preferred Stock, and a $0.25 million cash payment.

e)	To reflect the conversion, settlement or extinguishment of Cy’s outstanding convertible notes and SAFE instruments in connection with the Transactions, including the elimination of the related historical liability balances and accrued interest.

f)	To reflect approximately $3.4 million of estimated acquisition-related legal and advisory costs incurred or expected to be incurred in connection with the Merger that were either not reflected in the historical balance sheets to be accrued or reclassified out of deferred financing costs.

g)	To reflect the asset acquisition accounting resulting from the Merger, including the issuance of 282,122 shares of Series C Preferred Stock as purchase consideration and the elimination of Cy’s historical equity balances.

h)	To reflect the immediate expensing of acquired IPR&D upon consummation of the Merger, as the acquired IPR&D has no alternative future use.

7. Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The transaction accounting adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026, and the year ended December 31, 2025, reflect the Transactions as if they had occurred on January 1, 2025.

a)	To reflect the elimination of historical interest expense, changes in fair value and other income or expense associated with Cy’s convertible notes and SAFE instruments that were converted, settled or extinguished in connection with the Transactions, as if such conversion, settlement or extinguishment had occurred on January 1, 2025.

b)	To reflect the immediate expensing of approximately $79 million of acquired IPR&D with no alternative future use upon consummation of the Merger.

The adjustment is based on the preliminary allocation of the asset acquisition cost to Cy’s acquired assets based on their relative fair values. The amount allocated to acquired IPR&D is reflected as acquired in-process research and development expense in the unaudited pro forma condensed combined statement of operations. The adjustment is nonrecurring and is presented as though the Merger had occurred on January 1, 2025.

c)	Reflects a deemed dividend recognized in connection with the settlement of 3i’s holdings. The deemed dividend is included in determining pro forma net loss available to common stockholders for purposes of calculating pro forma net loss per share, as the settlement is assumed to have occurred as of January 1, 2025.

8. Net Loss Per Share

Pro forma basic and diluted net loss per share attributable to common stockholders has been adjusted to reflect the Transactions, including Common Stock issued pursuant to settlement of 3i’s holdings, as if the applicable Transactions had occurred on January 1, 2025.

Because Ensysce and the pro forma combined company reported net losses for the periods presented, potentially dilutive securities are excluded from the computation of diluted net loss per share when their inclusion would be anti-dilutive. The shares of common stock underlying the Series C Preferred Stock have been excluded from the calculation of pro forma basic and diluted net loss per share. The Series C Preferred Stock is not convertible until receipt of the requisite stockholder approval, at which time it will automatically convert into common stock, subject to certain beneficial ownership limitations. As the approval had not occurred as of the applicable pro forma periods, the underlying shares were excluded from basic net loss per share and were excluded from diluted net loss per share as their effect would be anti-dilutive.

The pro forma weighted-average shares outstanding are calculated as follows:

	For the Six	For the Year
	Months Ended	Ended
	June 30, 2026	December 31, 2025
	Basic and Diluted	Basic and Diluted
Pro forma net loss	$(9,165,946)	$(91,561,879)

Historical weighted-average common shares outstanding	9,954,626	2,557,377
Common shares issued in connection with settlement of 3i Series B preferred stock	3,229,276	3,229,276
Pro forma weighted average number of common shares	13,183,902	5,786,653
Pro forma net loss per share, basic and diluted	$(0.70)	$(15.82)

The following table reflects the outstanding dilutive potential shares that are excluded from the calculation of diluted net loss per share due to their anti-dilutive effect.

	For the Six	For the Year
	Months Ended	Ended
	June 30, 2026	December 31, 2025
Stock options	93,281	87,048
Warrants	1,260,291	2,440,527
Convertible notes	2,844	9,187
Conversions from Series C Preferred Stock	358,292,000	358,292,000
Performance-Based RSUs expected to be granted upon closing of the Merger	4,140,285	4,140,285
Total	363,788,701	364,969,047

9. Reclassifications

Certain amounts in the historical consolidated financial statements of Cy have been reclassified within the “Historical Cy” column of the unaudited pro forma condensed combined financial information to conform to the Company’s financial statement presentation. These reclassifications primarily relate to the presentation of other current liabilities, and had no impact on Cy’s previously reported total assets, total liabilities, stockholders’ equity, or net loss.

a)	Reflects the reclassification of certain historical Cy balances, primarily relating to other current liabilities, to conform to Ensysce’s financial statement presentation. These adjustments have no impact on total assets, total liabilities, stockholders’ equity, or net loss.